Filed pursuant to Rule 424(b)(3)
Registration number 333-121675

JOINT PROXY STATEMENT/PROSPECTUS SUPPLEMENT DATED MARCH 18, 2005
(TO JOINT PROXY STATEMENT/PROSPECTUS DATED FEBRUARY 11, 2005)

OUR IMPORTANT SPECIAL MEETING IS TWO WEEKS AWAY!

PLEASE VOTE YOUR SHARES TODAY!

March 18, 2005

Dear Shareholder:

     With only two weeks remaining until our 2005 special meeting of shareholders, our records indicate that you have not yet voted your shares. As we have emphasized in our prior letters, the merger proposal you are being asked to vote upon requires the affirmative vote of more than two-thirds of our outstanding shares so whether or not you plan to attend the meeting, we urge you to cast your vote using the enclosed proxy today.

ISS RECOMMENDS A VOTE “FOR” BOTH PROPOSALS!

     Institutional Shareholder Services (“ISS”), the nation’s largest independent proxy advisory service, has recommended that its clients vote “FOR” both the merger proposal and the adjournment proposal. In its analysis of our merger proposal, ISS recognizes that the Colonial transaction is “favorable to shareholders” and that it “warrants shareholder support.”

     We are pleased that ISS agrees with the overwhelming number of our shareholders who have voted thus far. However, with the super-majority threshold requiring the affirmative vote of more than two-thirds of our outstanding shares, we are required to meet, it is critical that you take a moment to ensure that your vote is counted in support of the merger proposal.

ADD YOUR SUPPORT TODAY BY VOTING THE ENCLOSED PROXY CARD TODAY!

     Please help save your company the cost of additional mailings and phone calls and take a moment now to cast your vote using the enclosed duplicate proxy card. And remember, every vote counts, so it is critical that you vote no matter how few shares you may own.

     For your convenience, we have made arrangements to allow you to vote via telephone or internet by following the instructions listed on your proxy card. We hope that we can count on your support for the proposed merger and if you have any questions, or need assistance in voting your shares, we encourage you to call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

     Thank you in advance for your support.

Sincerely,
/s/ Glade M. Knight
Glade M. Knight
Chief Executive Officer and
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus supplement. Any representation to the contrary is a criminal offense.

This document is first being mailed on or about March 18, 2005.

Additional Information about the Merger and Where to Find It

On October 25, 2004, an Agreement and Plan of Merger was entered into among Colonial Properties Trust (“Colonial Properties”), CLNL Acquisition Sub LLC and Cornerstone Realty Income Trust, Inc. (the “Company”) under which the Company will merge with and into CLNL Acquisition Sub LLC (the “Merger”).

The Company and Colonial Properties filed definitive materials with the Securities and Exchange Commission on February 15, 2005, including a joint proxy statement/prospectus. INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND COLONIAL PROPERTIES ARE URGED TO READ THE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, COLONIAL PROPERTIES AND THE MERGER. The definitive joint proxy statement/prospectus filed on February 15, 2005 and other relevant materials (when they become available), and any other documents filed by the Company and Colonial Properties with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Colonial Properties by directing a written request to Colonial Properties Trust, 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, Attention: Investor Relations, and free copies of the documents filed with the SEC by the Company by directing a written request to Cornerstone Realty Income Trust, Inc., 306 East Main Street, Richmond, Virginia 23219, Attention: Investor Relations. Investors and security holders are urged to read the definitive joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the Merger.

The Company, Colonial Properties and their respective executive officers, trustees and directors may be deemed to be participants in the solicitation of proxies from the security holders of the Company and Colonial Properties in connection with the Merger. Information about the executive officers and directors of the Company and their ownership of Company common shares is set forth in the proxy statement forth in the Company’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on April 8, 2004. Information about the executive officers and trustees of Colonial Properties and their ownership of Colonial Properties common stock and limited partnership units in Colonial Realty Limited Partnership is set forth in the proxy statement for Colonial Properties’ 2004 Annual Meeting of Shareholders, which was filed with the SEC on March 22, 2004. Investors and security holders may obtain additional information regarding the direct and indirect interests of the Company, Colonial Properties and their respective executive officers, trustees and directors in the merger by reading the proxy statement and prospectus regarding the Merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.